Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-180221, 333-187545, 333-192016, 333-194260, 333-202332, 333-209683, 333-211198, 333-216389, 333-223321, 333-229986, 333-236795 and 333-253610 on Form S-8 and Registration Statement No. 333-253627 on Form S-3 of our reports dated February 28, 2022 relating to the financial statements of Yelp Inc. and subsidiaries and the effectiveness of Yelp Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
February 28, 2022